Comerica Bank	MC 4250 Two Embarcadero Center, Suite 300 San Francisco, CA 94111 Technology & Life Sciences Division

September 12, 2008

Mr. Luis Rivera
Chief Executive Officer
Lyris, Inc.
5858 Horton Street, Suite 270
Emeryville, CA 94608

Dear Luis:

Reference is made to that Amended and Restated Loan and Security Agreement among Lyris, Inc., Lyris Technologies Inc., and Commodore Resources (Nevada), Inc. (collectively, the “Borrowers”) and Comerica Bank (“Bank”) dated as of March 6, 2008 and subsequently amended pursuant to those certain modification agreements dated as of July 30, 2008 (“Agreement”). All capitalized terms used but not defined in this letter shall have the meanings assigned to such terms in the Agreement.

The Borrowers have been notified that certain Defaults or Events of Default have occurred and continue to exist as a result of a violation of the covenant contained in section 6.7(b)(ii) of the Agreement which states as followed:

     Section 6.7(b): EBITDA. Measured on a rolling three-month basis, EBITDA as follows (i) measured quarterly, not less than Eight Hundred Thousand Dollars ($800,000) for the quarterly measuring period ending March 31, 2008, (ii) measured quarterly, not less than Negative Four Hundred Thousand Ten Dollars (-$410,000) for the quarterly measuring period ending June 30, 2008, (iii) measured quarterly, not less than Two Hundred Fifty Thousand Dollars ($250,000) for the quarterly measuring period ending September 30, 2008, (iv) measured monthly, One Million Five Hundred Thousand Dollars ($1,500,000) for the monthly measuring periods ending December 30, 2008 through February 28, 2009, and (v) measured monthly, Two Million Dollars ($2,000,000) for each monthly measuring period thereafter.”

As of June 30, 2008 required EBITDA was (-$410,000) but the actual was (-$478,615). Borrower has requested and Bank hereby agrees to waive compliance with the above referenced violation for the quarterly measuring period ending June 30, 2008.

This waiver is specifically limited to the violations for the period described above. This waiver does not constitute a waiver, amendment, or forbearance of any other Default or Event of Default that may now exist or may occur after the period stated herein with respect to these violations or any other term, condition, or covenant contained in the Agreement. Except as specifically set forth herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

Sincerely,

/s/ Philip Koblis
By:	Philip Koblis
Senior Vice President
Comerica Bank - Technology and Life Sciences Division